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                                                                  EXHIBIT (e)(4)



                           CHANGE OF CONTROL AGREEMENT


         This Change of Control Agreement (the "Agreement") is made and entered into by and between Kathleen E. Brush (the "Employee") and Rogue Wave Software, Inc. (the "Company"), effective as of the latest date set forth by the signatures of the parties hereto below.

                                     RECITAL


         There currently exists considerable volatility and consolidation in the software industry as well as the technology sector generally. These circumstances may create conditions whereby a significant merger or acquisition transaction may occur, resulting, in turn, in a change in control of the Company. To guard against the inherently destabilizing effect on current management of such a potential transaction, and to induce current management to continue their employment with the Company up to and including the time that such a transaction occurs, the parties agree as follows:

1. CHANGE OF CONTROL

         (a) TERMINATION IN CONNECTION WITH A CHANGE OF CONTROL. See attached Separation and Release Agreement.

         (b) ACCELERATED VESTING OF STOCK OPTIONS. Upon change of control, the vesting of Ms. Brush's stock options shall be accelerated such that she shall have the option to purchase all granted shares of Rogue Wave's Common Stock shares pursuant to Rogue Wave's 1997 Stock Option Plan. Except for the vesting acceleration, number of shares and price per share specified in the initial grant along with the terms, limitations, prerequisites, requirements, mechanics and conditions of Rogue Wave's 1997 Stock Option Plan shall apply in





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full to any and all other aspects of the options and the exercise thereof, including (without limitation) the time limitations for the exercise of any options by Ms. Brush.

2. DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

         (a) CHANGE OF CONTROL. "Change of Control" means the occurrence of any of the following events:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

                  (ii) A change in the composition of the Board occurring within a twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

                  (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such




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surviving entity's parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity's parent outstanding immediately after such merger or consolidation;

                  (iv) The consummation of the sale or disposition by the Company of all, or seventy-five percent (75%) or more of the Company's assets.

3. SUCCESSORS

         (a) COMPANY'S SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligation under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers an assumption agreement described in this Section 3(a) or which becomes bound by the terms of this Agreement by operation of law.

         (b) EMPLOYEE'S SUCCESSORS. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.





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

4. MISCELLANEOUS PROVISIONS

         (a) AT-WILL EMPLOYMENT. Employee understands and acknowledges that her employment at the Company has always been and remains "at will." This means that the Employee is free to resign at will, at any time, with or without notice, and with or without cause. Similarly, the Company may terminate the employment relationship at will, at any time, with or without notice, and with or without cause. The Employee further understands and acknowledges that no individual other than by an authorized officer of the Company (other than the Employee) has the authority to enter into any other agreement that modifies the Employee's "at-will" status. Any such modification must be in a single writing signed by both the Employee and by an authorized officer of the Company. If the Employee's employment terminates for any reason (without limitation) prior to a Change of Control (as defined in paragraph 2(a), above), the Employee shall not be entitled to any of the compensation (or any portion thereof), described in paragraph 1(a) of this Agreement.

         (b) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         (c) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be construed and enforced in accordance with, and the rights of the parties





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

shall be governed by, the laws of the State of Colorado without regard to principles of conflicts of laws.

         (d) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         (e) WITHHOLDING. All payments made pursuant to this Agreement will be subject to withholding of applicable payroll taxes.

         (f) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

ROGUE WAVE SOFTWARE, INC.                                              KATHLEEN E. BRUSH




By:           /s/ Mary K. Walker                                                /s/ Kathleen E. Brush
    ---------------------------------------------                      --------------------------------------------
      Mary K. Walker                                                   Kathleen. E. Brush


Date:         September 17, 2003                                       Date:        September 17, 2003
      -------------------------------------------                            --------------------------------------




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